EXHIBIT 99.1

[GenCorp Logo]

News Release

Investor Contact:	Yasmin Seyal
senior vice president & chief financial officer
916-351-8585

Press Contact:	Linda Beech Cutler
vice president, Corporate Communications
916-351-8650

For Immediate Release

Gregory Kellam Scott Resigns as Senior Vice President,
Law; General Counsel and Secretary

SACRAMENTO, Calif., — May 06, 2004 — Terry Hall, chairman, president and chief executive officer of GenCorp Inc. (NYSE:GY) announced today Gregory Kellam Scott has resigned due to personal reasons related to family. Mr. Scott joined GenCorp in September 2002 as senior vice president, Law; general counsel and secretary. His resignation will be effective tomorrow, but Mr. Scott will continue as a consultant to the Company for the next several months, primarily assisting in GenCorp’s ongoing litigation activities.

“Gregg has been a valuable member of our management team and he will be missed. However, we respect his decision to spend more time with his family and wish him the best,” said Mr. Hall.

Mr. Scott has a distinguished legal career spanning more than 25 years, including public service as a justice of the Colorado Supreme Court and positions of responsibility in the corporate, academic and governmental arenas.

GenCorp is a technology-based manufacturer with positions in the aerospace and defense, pharmaceutical fine chemicals, real estate and automotive industries. Additional information about GenCorp can be obtained by visiting the Company’s web site at www.GenCorp.com.

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